Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Melissa Zona (314) 674-5555 Investors: Susannah Livingston (314) 674-8914

Solutia Completes Acquisition of Etimex Solar
Uniquely positions Solutia as a global provider of both major encapsulants to the fast-growing photovoltaics industry

ST. LOUIS, June 1, 2010 -- Solutia Inc. (NYSE: SOA) has consummated the previously announced purchase of Etimex Solar GmbH, producer of Vistasolar® encapsulants, including a leading ethylene vinyl acetate (EVA) encapsulant to the photovoltaic market.  The €240 ($294) million acquisition of German-based Etimex Solar from Etimex Holding GmbH, which is controlled by funds advised by Alpha Gruppe, was funded with existing cash.
“The completion of this transaction is a significant step in Solutia’s previously stated strategy to prudently grow its specialty chemicals and performance materials portfolio through highly synergistic, bolt-on acquisitions,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “This acquisition enhances Solutia’s already strong margins while diversifying and expanding our end markets, further strengthening our position as a leading components supplier to the high-growth renewable energy sector.”

The addition of Vistasolar EVA into Solutia’s Advanced Interlayer division, which includes Saflex PVB, uniquely positions Solutia as the sole provider of both major encapsulants to the fast-growing photovoltaic industry.  “We are positioned to better meet customer needs by providing the broadest product offering in the industry,” said Timothy J. Wessel, president and general manager of Solutia’s Advanced Interlayer division.  “The combined processing expertise, global commercial capabilities and technology resources will accelerate the expansion of both Saflex and Vistasolar in the photovoltaic market.”
# # #

NOTE TO EDITORS: Solutia, Saflex and Vistasolar are trademarks of Solutia Inc. and/or its subsidiaries. Etimex Solar and Etimex are trademarks of Etimex Holding GmbH.

Forward Looking Statements
This press release contains forward-looking statements, including, but not limited to statements about projected financial performance, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the accuracy of our assumptions, and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and Vistasolar® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™, FormulaOne™, Gila®, V-Kool®, Hüper Optik®, Sun-X® and Nanolux® aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.

St. Louis
6/1/10